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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[x]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                    meVC Draper Fisher Jurvetson Fund I, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Millenco, L.P.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
         Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.
                  1) Title of each class of securities to which transaction applies:
                  ..............................................................
                  2)  Aggregate number of securities to which transaction
                      applies:
                  ..............................................................
                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ..............................................................
                  4)  Proposed maximum aggregate value of transaction:
                  ..............................................................
                  5)  Total fee paid:
                  ..............................................................

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  1)       Amount Previously Paid:  ............................
                  2)       Form, Schedule or Registration
                           Statement No.: ......................................
                  3)       Filing Party:  ......................................
                  4)       Date Filed:  ........................................

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                                 MILLENCO, L.P.

   666 FIFTH AVENUE                                  TELEPHONE 212.841.4100
NEW YORK, NY 10103-0899                               TELEFAX 212.841.4141



                     IMPORTANT MESSAGE FOR MVC SHAREHOLDERS
                             YOUR VOTE IS IMPORTANT
                   SIGN, DATE, AND RETURN THE GREEN PROXY CARD
                   -------------------------------------------



February 13, 2003

Dear Fellow MVC Shareholder,

At the Annual Meeting of MVC shareholders scheduled for February 28, 2003, the entire board of directors is up for election. This is because in December a Delaware Court concluded "THAT THE ELECTION OF DIRECTORS AT BOTH THE 2001 AND 2002 ANNUAL MEETINGS WERE PROCURED BY THE USE OF MATERIALLY FALSE AND MISLEADING PROXY MATERIALS," and ordered new director elections.

Following the Court's decision, every director of MVC resigned except for the Chairman and CEO, John Grillos. Together with six other candidates, Mr. Grillos is again standing for election. In opposition, we are seeking your support for the election to the MVC Board of seven highly qualified, experienced individuals dedicated to achieving superior long-term returns for all MVC shareholders.

Recently, CEO Grillos and the new board of MVC have sent letters to shareholders and issued press releases riddled with factual mistakes, inaccuracies, and misleading innuendo. Rather than dignify these attacks with a response, we ask you to take note of the Delaware Court's ruling. We also ask you to take note of the February 10th article in Barron's indicating that the Securities and Exchange Commission is investigating MVC management. We have also learned that the SEC is conducting a formal investigation into accounting practices at SmartForce PLC, where Mr. Grillos' formerly served as director, chief operating officer, and member of the audit committee.

Given these facts, ask yourself, should you trust MVC's management which has used false and misleading proxy materials in the past and is reportedly being investigated by the SEC?

Here is the reality. As CEO of MVC, Mr. Grillos has achieved a RETURN OF -79% ON REALIZED INVESTMENTS, AND THE VALUE OF YOUR EQUITY IN THE FUND HAS PLUMMETED. At the same time, he has attempted to invest MVC funds in support of his own failing private businesses and has been found in breach of his fiduciary duties.













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                             PROTECT YOUR INVESTMENT

The graph below shows the cash level of MVC as reported on its website since last April. After the Delaware Court decision in December, the rate of investment increased dramatically. Ask yourself, is this responsible behavior that you should support?

                                 MVC Total Cash

[Graph plots MVC's cash position from May 1, 2002 to February 6, 2003, and shows a sharp decline in cash following December 19, 2002, the date of the Delaware court decision.]

The future of our mutual investment in MVC is at stake. Launched at $20, the share price has fallen nearly 60% to $8.10 per share. During that time, MVC shareholders have paid out nearly $36 million in fees and expenses, representing $2.17 per share! Its your money, and it is time for a change.

Millenco's highly qualified nominees have a straightforward plan to create long-term value for all MVC shareholders and are dedicated to installing a talented and experienced investment advisor that will turn MVC into a successful company. I URGE YOU TO PROTECT YOUR INVESTMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED GREEN PROXY CARD TODAY.


Thank you for your support.


Sincerely,


Robert Knapp


                       If you have any questions, or need
                        assistance in voting your shares,
                        please call our proxy solicitor,
                           INNISFREE M&A INCORPORATED
                           TOLL-FREE AT 1-888-750-5834
            For further information, visit www.mevcshareholders.com.